

<ARTICLE>                     5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements
</LEGEND>
<CIK>0000805297
<NAME>KRUPP INSURED PLUS-II LIMITED PARTNERSHIP

<PERIOD-TYPE>                                    9-MOS
<FISCAL-YEAR-END>                          Sep-30-1998
<PERIOD-END>                               Sep-30-1998
<CASH>                                       8,692,114
<SECURITIES>                               127,702,437<F1>
<RECEIVABLES>                                  860,325
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             1,542,645<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             138,797,521
<CURRENT-LIABILITIES>                           26,364
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   137,056,282<F3>
<OTHER-SE>                                   1,714,875<F4>
<TOTAL-LIABILITY-AND-EQUITY>               138,797,521
<SALES>                                              0
<TOTAL-REVENUES>                            11,591,854<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             2,577,261
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              9,014,593
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          9,014,593
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 9,014,593
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $89,445,563 and
Mortgage-Backed Securities ("MBS") of $38,256,874.
<F2>Includes prepaid acquisition fees and expenses of $8,225,954 net of accumulated amortization of $6,975,500 and prepaid participation servicing fees of $2,543,823 net of accumulated amortization of $2,251,632.
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($310,063) and Limited Partners equity of $137,366,345.
<F4>Unrealized gains on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $1,575,446 of amortization of prepaid fees and expenses.
<F7>Net income allocated $270,438 to the General Partners and $8,744,155 to the
Limited Partners. Average net income per Limited Partner interest is $.60 on 14,655,512 Limited Partner interests outstanding.


